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                                                                    EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statements (Nos. 333-44399, 33-80993, 33-80995, 33-91506 and 33-93148) on Form S-8 and the
Registration Statements (Nos. 333-03351 and 333-03766) on Form S-3 of Cox Communications, Inc. of our report dated February 3, 1998 on the consolidated financial statements of Sprint Spectrum Holding Company, L.P. and subsidiaries (which expresses an unqualified opinion and includes an explanatory paragraph referring to the emergence from the developmental stage of Sprint Spectrum Holding Company, L.P. and subsidiaries) for each of the three years ended December 31, 1997 appearing in the Annual Report, as amended, on Form 10-K/A of Cox Communications, Inc. for the year ended December 31, 1997.



/s/ Deloitte & Touche LLP

Kansas City, Missouri
March 26, 1998